Exhibit 99.1

For Information: Scott Lamb
Telephone: (713) 332-4751	September 23, 2004

KAISER ALUMINUM MAKES COURT FILINGS ON ASSET SALES

     HOUSTON, Texas, September 23, 2004 — Kaiser Aluminum announced that it has filed separate motions with the U.S. Bankruptcy Court for the District of Delaware concerning the contemplated sale of its interests in and related to the Queensland Alumina Ltd. (QAL) alumina refinery in Australia and the Volta Aluminium Company Ltd. (Valco) aluminum smelter in Ghana.

     The Court has agreed to the company’s request to shorten the time for response to the motions and has set the response date for September 24 at 5:00 pm Eastern Time. The Court has said it will rule on the motions at the regularly scheduled monthly hearing on September 27, 2004.

The QAL Filings

     Kaiser’s motions describe a two-pronged approach to the sale of its interests in QAL as well as proposed bidding and auction procedures. First, Kaiser has signed a “stalking horse” agreement to sell its interests in and related to QAL to Comalco Aluminium Limited, one of the other current owners of QAL, for a base price of $308 million in cash plus purchase of Kaiser’s alumina and bauxite inventories, and subject to certain working capital adjustments, and the assumption of Kaiser’s obligations in respect of approximately $60 million of QAL debt. Kaiser will also transfer its existing alumina sales contracts and other agreements relating to QAL. The agreement is supplemented by a letter agreement in which Comalco’s parent companies agree that execution of the stalking horse agreement satisfies — or that such parties otherwise waive — certain rights that they would otherwise have under an existing agreement with Kaiser. Unless waived or satisfied, these rights could potentially delay the sale process for a significant period. The stalking horse agreement also includes a provision for payment of a termination fee of $11 million to Comalco upon the sale of Kaiser’s interests in QAL pursuant to the auction process described below if Comalco is not the ultimate purchaser.

     Separately, Kaiser has entered into an agreement with Glencore AG whereby Glencore has agreed to submit a qualified auction bid for the QAL interests, including a base price of $400 million in cash plus the other payments and adjustments described above. Kaiser will pay to Glencore a fee of approximately $7.7 million upon submission of that qualified bid.

     The submission of Glencore’s qualified bid ensures than an auction will take place.

     Both the Comalco and the Glencore agreements are intended to be part of an auction process to seek the highest bid and maximize proceeds to the Chapter 11 estate. In its motions, Kaiser has proposed that any other competing qualified bids would be due by October 25, with an auction to be held on October 28. If no competing bids are received, the company would expect, subject to Court approval, to name Glencore as the successful bidder. As noted below, any purchase agreement with the successful bidder will be subject to customary closing conditions, including receipt of required governmental approvals and third-party consents. In either case, Kaiser has asked the Court to schedule a hearing on November 8 to rule on the sale transaction. On this schedule, Kaiser would expect to close on the transaction during the first quarter of 2005.

     The company’s Form 10-Q for the period ending June 30, 2004 provides a detailed discussion of the various impacts of the sale of Kaiser’s interests in and related to QAL, including required approvals, the likely escrowing of proceeds, and the use of proceeds, as summarized below:

•	Required approvals include the aforementioned Court approval, as well as approvals by the lenders under Kaiser’s Post-Petition Credit Agreement and by certain regulatory authorities in Australia.

•	Escrowing of proceeds is likely, pending both an amendment of the company’s Post-Petition Credit Agreement and a resolution of matters relating to intercompany claims, each of which will in turn require U.S. Bankruptcy Court approval.

•	The vast majority of the value realized in respect of the company’s interests in and related to QAL is likely to be for the benefit of holders of Kaiser’s publicly traded notes and the Pension Benefit Guaranty Corporation.

•	Any winning bidder at auction must also be accepted by the other QAL participants and by the QAL lenders.

The Valco Filing

     Kaiser’s motion on Valco includes a copy of the purchase agreement derived from the previously disclosed May 6, 2004 Memorandum of Understanding to sell the company’s interests in Valco to the Government of Ghana (GOG), subject to the approval of the Court, the company’s lenders, and the Ghanaian parliament. Under the agreement with the GOG, once the motion is approved by the Court, Kaiser will be permitted to begin withdrawing certain of the funds that the GOG had previously placed in escrow in accordance with the MOU. Such funds would be limited to monthly amounts sufficient to offset regular ongoing costs at Valco until such time as the transaction closes later this year.

     Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products, alumina, and primary aluminum.

F-991

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approval of the sale by the United States Bankruptcy Court for the District of Delaware and by the lenders under Kaiser’s Post-Petition Credit Agreement, as well as the satisfaction of the other conditions contained in the definitive documentation providing for the sales. As a result, no assurance can be given as to whether or when the sales will occur.

  3